NONQUALIFIED STOCK OPTION AGREEMENT
PURSUANT TO THE
TECHNIPFMC PLC INCENTIVE AWARD PLAN
This Agreement is made as of [  ](the “Grant Date”) by TechnipFMC plc, a public limited company incorporated under the laws of England and Wales (the “Company”) and <<Participant Name>> (the “Participant”).
The TechnipFMC plc Incentive Award Plan (the “Plan”), as it may be amended or restated from time to time, is incorporated by reference and made a part of this Agreement and will control the rights and obligations of the Company and the Participant under this Agreement. Except as otherwise expressly provided herein, all capitalized terms have the meanings provided in the Plan. To the extent there is a conflict between the Plan and this Agreement, the provisions of the Plan will prevail.
The provisions of this Agreement are replaced, superseded and/or supplemented, as applicable, by the provisions of the Country Schedules applicable to the Participant as set forth in Schedule A.
The Compensation Committee of the Board (the “Committee”) determined that it would be to the competitive advantage and interest of the Company and its stockholders to grant a stock option to the Participant as an inducement to remain in the service of the Company or one of its affiliates (collectively, the “Employer”).
The Committee, on behalf of the Company, grants to the Participant a nonqualified stock option (the “Option”) to purchase an aggregate of <<Shares Granted>> ordinary shares of the Company (the “Shares”) at a per Share price equal to the closing price of a Share on the New York Stock Exchange on the Grant Date, or <<Exercise Price>>, upon the following terms and conditions:
1.Vesting of Option. Subject to its termination as provided in Section 6, below, and to the satisfaction of the requirements of Section 2 below, the Option is exercisable at any time or from time to time, in whole or in part, on or after the third anniversary of the Grant Date (the “Vesting Date”).
2.Death, Disability or Retirement. Notwithstanding Section 1 hereof, in the event of Participant’s death or Disability (as defined below) prior to the Vesting Date, the Option will fully vest and be immediately exercisable by the Participant or by the person or persons to whom the Participant’s rights under the Option pass by will or by the Applicable Laws of descent or distribution, in the event of the Participant’s death or Disability. In the event of Participant’s Retirement (as defined below) prior to the Vesting Date, the Participant will retain the right to exercise the Option in full on or after the Vesting Date.
3.Change in Control. Notwithstanding the foregoing, upon a Change in Control where the surviving corporation or any parent corporation thereof:
(a)assumes or continues the Award, the Option will continue to be subject to vesting as provided in Sections 1 and 2, exercisable on the Vesting Date; provided, however, in the event of Participant’s Termination of Service prior to the Vesting Date for a reason other than Participant’s engaging in a Detrimental Activity (as defined below) or by Participant for Good Reason (as defined below) within the twenty-four (24) month period following the consummation of a Change in Control (the “Protection Period”), the Option will fully vest and be immediately exercisable; or
(b)does not assume or continue the Award, the Option will vest and become exercisable upon the consummation of the Change in Control.
4.Confidentiality and Non-Competition. The Participant acknowledges that Participant is in possession of and has access to Confidential Information, as defined in Exhibit A, of the Company and its Subsidiaries, including material relating to the Company’s business, products, services, current and planned operations, in addition to being introduced to important actual and potential clients, customers, investors, service providers, vendors, suppliers, business partners, and other relationships of the Company. Participant acknowledges that the business, products, and services of the Company and its Subsidiaries are highly specialized and that it is essential that they be protected. Accordingly, by acceptance of this Option, Participant agrees to be bound by the terms and conditions of the Confidentiality and

Non-Compete Agreement (the “Confidentiality and Non-Compete Agreement”) set forth on Exhibit A, which is incorporated herein by reference.
5.Employment. Subject to Section 6, below, it is a condition precedent to the right to exercise the Option that the Participant remain employed, appointed or in service for the Employer continuously during the period from the Grant Date to the earliest of (a) the Vesting Date, (b) the date of the Participant’s Retirement, (c) the date of the Participant’s death or (d) the date of the Participant’s Disability. Any portion of the Option that is not vested will be forfeited upon the Participant’s Termination of Service with the Employer before the Vesting Date for a reason other than the Participant’s death, Disability or Retirement.
6.Termination of Option. The Option and all rights thereunder, to the extent such rights will not have been exercised, will terminate and become null and void on the earliest of the date that is (a) ten years after the Grant Date, (b) the date the Participant ceases to be employed, appointed or in service for an Employer for any reason other than death, Disability or Retirement, (c) five years from the date of the Participant’s Retirement or termination due to Disability, (d) one year from the date of the Participant’s death or (e) the date the Participant engages in a Detrimental Activity (such date being referred to as the “Option Expiration Date”).
7.Right to Exercise. The Option may be exercised at any time on or after the date on which it first becomes exercisable under Sections 1, 2, 3 and 5, above, up to and including the Option Expiration Date by the Participant or by the person or persons to whom the Participant’s rights under the Option will pass by will or by the Applicable Laws of descent and distribution. In no event may the Option be exercised to any extent by anyone before it becomes exercisable pursuant to Sections 1, 2, 3 and 5, above, or after the Option Expiration Date.
8.Method of Exercise. The Participant (or other person entitled to do so) may exercise the Option with respect to all or any part of the Shares then subject to such exercise by giving the Company written notice of such exercise, specifying the Grant Date, the number of such Shares as to which the Option is being exercised, and paying an amount equal to the sum of the option price of such Shares and the amount of any taxes required to be withheld by the Company (the “Option Payment”) by any method provided below. The Option Payment may be satisfied by: (a) payment of cash or check, bank draft or postal or express money order payable to the order of the Company in lawful money of the United States; (b) surrender of Shares (including, without limitation, Shares otherwise issuable upon exercise of the Option) that have been held by the Participant for such period as is required so as to not result in adverse accounting treatment, or, that were purchased by the Participant on the open market, having a Fair Market Value at the date of such notice equal to the aggregate exercise price of the Option or exercised portion thereof; (c) through the delivery of a notice that Participant has placed a market sell order with a broker with respect to Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale directly to Company in satisfaction of the Option exercise price; provided that payment of such proceeds is then made to the Company at such time as may be required by the Company, but in any event not later than the settlement of such sale; (d) by a combination of cash, check, draft, money order and such Shares; or (e) such other methods as the Company may from time to time make available upon notice to the Participant. As soon as practicable after receipt of such notice and payment, the Company will, without transfer or issue tax or other incidental expense to the Participant or other person exercising the Option, issue to such Participant the Shares.
9.Adjustment. The Committee may make, according to Applicable Law, equitable substitutions or adjustments in the Option and/or Shares issuable upon exercise of the Option as it determines to be appropriate in the event of any corporate event or transaction such as a stock split, merger, consolidation, separation, including a spin-off or other distribution of stock or property of the Company, reorganization or any partial or complete liquidation of the Company.
10.Rights Prior to Exercise. The Option will during the Participant’s lifetime be exercisable only by the Participant, and neither the Option nor any right thereunder will be assignable or transferable by the Participant by voluntary or involuntary act, operation of law, or otherwise, other than by testamentary bequest or devise or the laws of descent and distribution. Any effort to assign or transfer a right, except as provided for herein, will be ineffective and may result in the Company terminating the Option. Neither the Participant nor any other person entitled to exercise the Option will have any of the rights of a stockholder with respect to the shares subject to the Option, except to the extent that Shares will have been issued upon the exercise of the Option.
11.No Limitation on Rights of the Company. The granting of the Option will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

12.Employment. Nothing in this Agreement or in the Plan will be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Employer will continue to employ, appoint or work with the Participant, or as affecting in any way the right of the Employer to terminate the employment, appointment or service of the Participant at any time.
13.Government Regulation. The Company’s obligation to deliver Shares upon exercise of the Option will be subject to all Applicable Laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.
14.Withholding. The Employer, in accordance with the terms of the Plan, will comply with all applicable withholding tax laws, and will be entitled to take any action necessary to effectuate such compliance.
15.Notice. Any notice to the Company provided for in this Agreement will be addressed to it in care of its Secretary, TechnipFMC plc, 11740 Katy Freeway, Houston, Texas 77079, and any notice to the Participant (or other person entitled to exercise the Option) will be addressed to the Participant’s address last on file with the Company, or to such other address as either may designate to the other in writing. All notices will be deemed to be duly given as provided in Section 19.
16.Administration. The Committee administers the Plan and delegates certain authority in accordance with the Equity Plan Committee Grant Policy adopted by the Committee. The Participant’s rights under this Agreement are expressly subject to the terms and conditions of the Plan and any Sub-Plans, if any, a copy of which has been made available to the Participant.
17.Binding Effect. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.
18.Sole Agreement. This Agreement is the entire agreement between the parties to it relating to the Option and supersedes any and all prior oral and written representations. This Agreement may only be amended by written agreement between the Company and the Participant.
19.Delivery of Documents. Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by the Company, or upon deposit in a government sponsored postal service, by registered or certified mail, or with an internationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address shown below that party’s signature hereto or at such other address as such party may designate in writing from time to time to the other party.
20.Description of Electronic Delivery. The Plan documents, which may include but do not necessarily include: the Plan, this Agreement, the Plan’s prospectus, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Participant electronically. In addition, the Participant may deliver electronically the Agreement to the Company or to such third party involved in administering the Plan as the Company may designate from time to time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company. The Participant may revoke his or her consent to the electronic delivery of documents or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents described herein. Electronic execution of this Agreement shall have the same binding effect as a written or hard copy signature and accordingly, shall bind the Participant and the Company to all of the terms and conditions set forth in the Plan and this Agreement.
21.Paper Copies. Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing. The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery or execution of such document fails.
22.Clawback. This Award (including any proceeds, gains or other economic benefit actually or constructively received by Participant upon receipt or exercise of this Award or upon the receipt or resale of any Shares underlying this Award) shall be subject to the provisions of the Company’s Clawback Policy as in effect from time to time, including, without limitation, any modifications thereto as is necessary to comply with the requirements of Applicable Law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.
23.Governing Law. The interpretation, performance and enforcement of this Agreement will be governed by the laws of the State of Delaware.
24.Data Privacy. Participant acknowledges that, in order to perform, including to implement, manage and administer the Plan it is necessary for the Company to collect personal information concerning the Participant including: Participant’s name, home address, telephone number, date of birth, social security number (where allowed) or other employee tax identification number, national identification number (where allowed), passport number (where allowed), employment history and status, salary, nationality, job title and information about any equity compensation grants or Shares awarded, cancelled, purchased, vested, unvested or outstanding in the Participant’s favor (the “Data”), which may be provided by the Employer to the Company.
In addition to the management and administration of the Plan and this Award under the Plan, the Company uses the Data in order to comply with securities law and financial reporting and other legal requirements (together, the “Purposes”). As such, the Company is subject to certain data privacy requirements including Regulation (EU) 2016/679 of the European Parliament and of the Council of April 27, 2016 (the “GDPR”), pursuant to which the Company is the controller of the Participant’s Data.
The Participant acknowledges that the Company may disclose his/her Data to the Company’s Subsidiaries (including Employer) or to third party stock plan administrators to assist the Company in the Purposes, including brokers. The Company may also make Participant’s Data available to public authorities where required by law or regulation. These entities and authorities may be located in the United States, the European Economic Area, or elsewhere, including in territories where data protection laws may not be as protective as in the Participant’s jurisdiction of residence. Such transfer outside of the European Economic Area is either necessary for the performance of the Plan and this Award, or carried out through appropriate safeguards, such as where applicable through the standard contractual clauses proposed by the European Commission. Participant may request a copy of such safeguards by contacting Participant’s local human resources representative. The Participant may request access to his or her Data, to rectify any such Data, to restrict processing of the Data, as well as to request Data portability pursuant to Article 20 of the GDPR and the right to file complaints and/or claims with the competent data protection authority. Requests regarding the Data, questions or complaints can be addressed by contacting the Participant’s local human resources representative.
Data will be held and used through the relevant time limitation period for claims under the Plan, and for as long as required by the law for compliance with legal and financial reporting purposes.
25.Securities Law Notification and Restrictions on Trading. The Company’s Code of Business Conduct and Insider Trading Policy (the “Company Policies”) and the insider trading and anti-market abuse rules of both the U.S. Securities Exchange Act and the Market Abuse Regulation ((EU) No 596/2014 (MAR) (together with the Company Policies the “Insider Trading Rules”) which may impact the Participant’s ability to exercise the Option and/or sell Shares acquired upon exercise of the Option while the Participant is in possession of material non-public inside information regarding the Company. In addition, the Insider Trading Rules prohibit the Participant from recommending to other persons to engage in insider trading or induce other persons to engage in insider trading, unlawfully disclose material non-public inside information and/or engage in or attempt to engage in market manipulation while in possession of material non-public inside information. By accepting this Agreement, the Options granted hereunder and participating in the Plan, Participant acknowledges having read and understood this Securities Law Notification and further acknowledge that it is Participant’s responsibility to comply with all Insider Trading Rules and the Company Policies.
26.Definitions. Unless otherwise provided on Schedule A, the Country Schedule:
(a)“Detrimental Activity” means
(i)the Participant’s willful and continued failure to substantially perform the Participant’s employment duties in any material respect (other than any such failure resulting from Disability), after a written demand for substantial performance is delivered to the Participant that specifically identifies the manner in which the Company believes the Participant has failed to perform the Participant’s duties, and after the Participant has failed to resume substantial performance of the Participant’s duties on a continuous basis within thirty (30) calendar days of receiving such demand;

(ii)the Participant’s willfully engaging in other conduct which is demonstrably and materially injurious to the Company or an affiliate;
(iii)the Participant’s having been convicted of, or pleading guilty or nolo contendere to, a felony under federal or state law; or
(iv)the Participant’s breach of any provision of the Confidentiality and Non-Compete Agreement.
(b)“Disability” means Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of not less than twelve (12) months.
(c)“Good Reason” means, without the Participant’s express written consent, the occurrence of any one or more of the following during the Protection Period:
(i)the assignment of the Participant to duties materially inconsistent with the Participant’s authorities, duties, responsibilities, and status (including, without limitation, offices, titles and reporting requirements) as an employee of the Company (including, without limitation, any material adverse change in duties or status as a result of the stock of the Company ceasing to be publicly traded or of the Company becoming a subsidiary of another entity, or any material adverse change in the Participant’s reporting relationship, such as the chairman or chief executive officer ceasing to report to the Board of Directors of a publicly traded company), or a reduction or alteration in the nature or status of the Participant’s authorities, duties, or responsibilities from the greatest of those in effect (x) on the Grant Date, (y) during the fiscal year immediately preceding the year of the Change in Control, and (z) on the date immediately preceding the Change in Control;
(ii)the Company’s requiring the Participant to be based at a location which is at least one hundred (100) miles further from the Participant’s then current assigned work location immediately prior to the Change in Control, except for required travel on the Company’s business to an extent substantially consistent with the Participant’s business obligations as of the Grant Date or as the same may be changed from time to time prior to a Change in Control;
(iii)a material reduction by the Company in the Participant’s then current salary of record paid as annual salary (excluding amounts received under incentive or other bonus plans), as in effect on the Grant Date or as the same may be increased during the Protection Period;
(iv)a material reduction in the Participant’s level of participation in any of the Company’s short- and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements in which the Participant participates from the greatest of the levels in place (x) on the Grant Date, (y) during the fiscal year immediately preceding the year of the Change in Control and (z) on the date immediately preceding the Change in Control; or
(v)any termination of Participant’s employment by the Company that is not effected pursuant to a written notice of termination which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment.
The existence of Good Reason will not be affected by the Participant’s temporary incapacity due to physical or mental illness not constituting a Disability. The Participant’s continued employment will not constitute a waiver of the Participant’s rights with respect to any circumstance constituting Good Reason; however, “Good Reason” for Participant’s separation from employment will exist only if: the Participant provides written notice to the Company within ninety (90) days of the occurrence of any of the above listed events; the Company fails to cure the event within thirty (30) days following the Company’s receipt of Participant’s written notice; and the Participant separates from employment with the Company effective not later than twenty four (24) months after the original occurrence of the “Good Reason” event. For sake of clarity, the event giving rise to a Good Reason termination must occur during the Protection Period, but Participant’s actual termination of employment for Good Reason may occur after the end of the Protection Period, and such termination will be treated as if it occurred during the Protection Period for purposes of Section 3.
(d)“Retirement” means termination of the Participant’s employment on or after the date the Participant reaches the age of 62.
Executed as of the Grant Date.

TechnipFMC plc

By:	Agnieszka KMIECIAK
	Executive Vice President, People & Culture	<<Signed Electronically>>

<<Acceptance Date>>
This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.
EXHIBIT A
CONFIDENTIALITY AND NON-COMPETE
1.Confidentiality. Participant must not (except in the proper performance of Participant’s duties) while employed by the Employer or at any time without limit after the date on which Participant’s employment with the Employer terminates:
(a)divulge or communicate to any person;
(b)use for Participant’s own purposes or for any purposes other than those of the Employer or, as appropriate, any of its clients; or
(c)through any failure to exercise due care and diligence, cause any unauthorized disclosure of;
any trade secrets, confidential, or proprietary information relating to the Company or any Subsidiary or any of its clients (“Confidential Information”). Confidential Information does not include any information that (i) is or becomes generally available to the public other than as a result, in whole or in part, by Participant’s disclosure or wrongful act; (ii) was available to Participant on a non-confidential basis before its disclosure by a member of the Company or any Subsidiary; or (iii) becomes available to Participant on a non-confidential basis from a source other than the Company or any Subsidiary, provided that such source is not bound by a confidentiality agreement with the Company or any Subsidiary. Participant must at all times use best efforts to prevent publication or disclosure of any Confidential Information. Participant further agrees that if Participant is questioned about information subject to this Agreement by anyone not authorized to receive such information, Participant will notify the Company within 24 hours. Except as required in performing Participant’s duties for the Company or any Subsidiary, Participant agrees not to remove from the Company’s or any Subsidiary’s premises or its control any Confidential Information including by copying or transmitting such information via personal digital device, mobile phone, external hard drives, USB “flash” drives, USB storage devices, Fire Wire storage devices, floppy discs, CD’s, DVD’s, personal email accounts, online or cloud storage accounts, memory cards , zip discs, and any other similar media or means of transmitting, storing, or archiving data outside of Company-supported systems. Upon termination of employment Participant agrees to return all Confidential Information in whatever form to the Company within 24 hours.
2.Restrictions. In the course of Participant’s employment Participant has been exposed to, and will continue to be exposed to, Confidential Information and will acquire other proprietary knowledge relating to the Company’s and Subsidiaries’ current and planned operations in addition to being introduced to important actual and potential clients, customers, investors, service providers, vendors, suppliers, business partners, and other relationships of the Company and with other Subsidiaries. As such, the Company will be entrusting Participant with the goodwill of the Company and Confidential Information. Therefore, subject to the terms of Clause 3, Participant agrees that:
(a) Participant will not during the period of Participant’s employment with the Employer and for a period of 12 months after the termination of Participant’s employment (the “Restricted Period”), either directly, or indirectly through any other person, firm, or other organization (each, a “Person”), that is engaged in the business of engineering, construction, and related services in the field of oil, gas, and petrochemicals (the “Business”), including but not limited to: Baker Hughes, Halliburton Company, John Wood Group plc, McDermott International, Inc., National Oilwell Varco, Inc., Saipem S.p.A, Schlumberger

Limited, Subsea 7 S.A., Weatherford International plc, and any companies in their respective corporate groups and any successors thereto (each a “Restricted Entity”):

(i)
solicit, entice, or induce any Person that at any time during the last year of Participant’s employment with the Employer (that period referred to as the “Relevant Period”) was a supplier of the Company or a Subsidiary (and with whom Participant or one of Participant’s direct reports was actively involved during that time or in respect of which Participant is in possession of Confidential Information) to reduce the level of business between the supplier and the Company or such Subsidiary and Participant will not approach any supplier for that purpose or authorize or approve the taking of such actions by any other Person;

(ii)
solicit business that is of the same or similar nature as that part of the Business with which Participant was materially concerned at any time during the Relevant Period or in respect of which Participant is in possession of Confidential Information as a result of Participant’s employment during the Relevant Period (such business referred to as the “Restricted Business”) from any Person that at any time during the Relevant Period was a customer or client of the Company or a Subsidiary (and with whom Participant or one of Participant’s direct reports was actively involved during that time or in respect of which Participant is in possession of Confidential Information) and Participant will not approach any client or customer for that purpose or authorize or approve the taking of such actions by any other Person. For the purposes of this restriction, the expression “customer or client” shall include all Persons from whom the Company or a Subsidiary has received inquiries for the provision of goods or services with respect to the Business where such inquiries have not been concluded;

(iii)
within the Restricted Area (as defined below) during the Relevant Period or for which Participant is privy to any Confidential Information, be employed or engaged in or actively providing Participant’s services to any Restricted Entity, or business which is the same as or similar to the Business. The Restricted Area means each country, territory, county, parish, borough, or equivalent thereof in which (A) the Company or a Subsidiary that employs the Participant has customers or service assignments about which Participant received or obtained Confidential Information during his/her employment; (B) the Participant had a customer or service assignment for the Company or any Subsidiary in the one-year period preceding, or (C) in which the Company or any Subsidiary had a work site, job site, facility, or office at which the Participant had work activity for the Company or any Subsidiary in the one-year period preceding (the “Restricted Area”). The restrictions of this Clause 2 shall likewise apply if, although Participant’s place of work is located outside the Restricted Area, Participant’s activity is performed for the benefit of a Restricted Business located in the Restricted Area.

(a)During the Restricted Period, Participant will not employ or engage or otherwise solicit, entice, or induce any person who, during the Relevant Period, was an employee, consultant, or contractor of the Company or a Subsidiary and who was employed during that period in a senior sales, marketing, financial, managerial, professional, or equivalent capacity to become employed or engaged by Participant or any other Person, and Participant will not approach any such person for such purpose or authorize or approve the taking of such actions by any other Person.
3.Limitations and amendments. The following amendments and limitations shall apply to restrictions in Clause 2;
(a)The restrictions contained in Clause 2 will not apply if Participant has received the prior written consent of the Company to Participant’s activities or if Participant will not be in competition with the Business in carrying out those activities.
(b)If the Employer suspends any of Participant’s duties under any notice period or garden leave provision of any employment contract entered into between Participant and the Company or any Subsidiary, the period after the end of Participant’s employment during which the restrictions shall apply shall be reduced so that the aggregate of the period of the suspension and the post-termination restrictions shall not exceed 12 months.
(c)The Company may add or remove entities from the list of Restricted Entities if there are any corporate re-organizations, mergers, acquisitions, divestitures, or other material changes in the corporate structure of any Restricted Entity and will notify Participant in writing of any changes to that list.
(d)Each of the restrictions in Clause 2 are separate and severable restrictions and are considered by the parties to be reasonable in all circumstances. It is agreed that if any such restriction by itself, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Employer but would be adjudged reasonable if part or parts of the wording were deleted, the relevant restriction or restrictions shall apply with such deletion(s) or reduction(s) as may be necessary to make it or them valid and effective. To the extent that any of the restrictions may not be so modified and would otherwise be unenforceable, then such restriction may be stricken from this Agreement without nullifying this Agreement or any other portion of this Agreement that would otherwise be enforceable.
(e)Participant acknowledges that Participant voluntarily agreed to the covenants set forth in Clause 2, and that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects; are not oppressive; are material and substantial parts of this Agreement; and are intended and necessary to prevent unfair competition and protect the Company’s and its Subsidiaries’ Confidential Information, goodwill, and substantial and legitimate business interests, while allowing Participant to reasonably perform a business activity in line with Participant’s acquired skills and expertise without breaching the restrictions contained within Clause 2.
4.Consideration. Participant acknowledges that the grant of the Option is sufficient consideration for entering into the restrictions in Clauses 1 and 2.
5.Non-Interference with Whistleblower Rights. Nothing in this Confidentiality and Non-Compete Agreement prohibits the Participant from reporting possible violations of law or regulation to any governmental agency or entity or making disclosures that are protected under a “whistleblower” provision of law.
6.Enforcement of Covenants. The Company may take any and all action that it determines necessary and legally permissible to enforce this Agreement or to prevent any breach or threatened breach of Clause 1 or 2 of this Agreement, including but not limited to recovery of any damages caused by such breach or threatened breach, and/or taking court action to stop a Participant from breaching or potentially breaching the Agreement. Because of the difficulty of measuring economic losses to the Company and any Subsidiary from Participant’s breach of Clause 1 or 2 of this Agreement, and because of the immediate and irreparable damage that such breach would cause, with no other adequate remedy at law, Participant agrees that in the event the Company determines in its sole discretion that Participant is in breach or is threatening to breach of any such provisions, the Company is entitled to obtain injunctive relief (without the requirement of posting a bond) from a court of competent jurisdiction to stop or prohibit any such breach or threatened breach. Such injunctive relief is not the Company’s only or exclusive remedy for a breach or threatened breach of these covenants, but instead is in addition to all other rights and remedies available to the Company at law and in equity, including recovery of specific damages.

SCHEDULE A
TO TECHNIPFMC PLC INCENTIVE AWARD PLAN
STOCK OPTION AWARD AGREEMENT
COUNTRY SCHEDULE
This Schedule A includes (i) additional terms and conditions applicable to all Participants, and (ii) additional terms applicable to Participants providing services to the Company in the countries identified below. These terms and conditions are in addition to those set forth in the Agreement, unless otherwise noted, and to the extent there are any inconsistencies between these terms and conditions and those set forth in the Agreement, these terms and conditions shall prevail. Any capitalized term used in this Schedule A without definition shall have the meaning ascribed to such term in the Plan or the Agreement, as applicable.
Participants are advised to seek appropriate professional advice as to how the relevant exchange control and tax laws in the country of residence may apply to Awards.

I.	GLOBAL PROVISIONS APPLICABLE TO ALL PARTICIPANTS
By acceptance of the Award, the Participant acknowledges and agrees that:
(a)No Guarantee of Continued Service. THE VESTING OF THE STOCK OPTIONS PURSUANT TO THE VESTING SCHEDULE WILL OCCUR ONLY IF THE PARTICIPANT CONTINUES AS A DIRECTOR, CONSULTANT OR EMPLOYEE (AS APPLICABLE) OF THE COMPANY OR A SUBSIDIARY THROUGH THE APPLICABLE VESTING DATE, UNLESS OTHERWISE SPECIFICALLY PROVIDED IN THE AGREEMENT. THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A DIRECTOR, CONSULTANT OR EMPLOYEE FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH THE RIGHT OF THE COMPANY OR ANY SUBSIDIARY TO EFFECT A TERMINATION OF SERVICES AT ANY TIME, WITH OR WITHOUT CAUSE, NOR SHALL IT BE CONSTRUED TO AMEND OR MODIFY THE TERMS OF ANY CONSULTANCY, DIRECTORSHIP, EMPLOYMENT OR OTHER SERVICE AGREEMENT BETWEEN A PARTICIPANT AND THE COMPANY OR ANY SUBSIDIARY.
(b)The Plan is discretionary in nature and that, subject to the terms of the Plan, the Company can amend, cancel or terminate the Plan at any time.
(c)The grant of the Option under the Plan is voluntary and occasional and does not give the Participant any contractual or other right to receive Options or benefits in lieu of Options in the future, even if a Participant has received Options repeatedly in the past.
(d)All determinations with respect to any future awards, including, but not limited to, the times when awards under the Plan shall be granted and the terms thereof, including the time or times when any Options may vest, will be at the sole discretion of the Administrator.
(e)Participation in the Plan is voluntary.
(f)The value of the Options is an extraordinary item of compensation that is outside of the scope of any directorship, consultancy or employment contract or relationship.
(g)The Options are not part of normal or expected compensation or salary for any purpose, including, without limitation, calculating severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or similar payments.
(h)The Options shall expire, terminate and be forfeited upon Termination of Services for any reason, except as otherwise explicitly provided in this Agreement as may be modified by this Schedule A and/or the Plan.
(i)The future value of the Shares that may be issued upon vesting and exercise of the Options is unknown and cannot be predicted with any certainty.
(j)No claim or entitlement to compensation or damages arises from the expiration, termination or forfeiture of the Options or any portion thereof.

(k)Neither the Company nor any Subsidiary has provided, nor will they provide, any Participant with specific tax, legal or financial advice with respect to the Options, the Shares issuable upon vesting and exercise of Options, this Agreement, this Schedule A or the Plan. Neither the Company nor any Subsidiary is making, nor have they made, any recommendations relating to participation in the Plan, the receipt of the Options or the acquisition or sale of Shares upon vesting and exercise of Options.
(l)The Participant shall bear any and all risk associated with the exchange of currency and the fluctuation of currency exchange rates in connection with this Award, including without limitation in connection with the sale of any Shares issued upon vesting and exercise of the Options.
(m)It shall be the Participant’s responsibility to comply with any and all exchange control requirements applicable to the Options and the sale of Shares issued upon vesting and exercise of the Options and any resulting funds including, without limitation, reporting or repatriation requirements.
(n)The Participant shall be responsible for legal compliance requirements relating to the Options or the ownership and possible sale of any Shares issued upon vesting and exercise of the Options, including, but not limited to, tax reporting, the exchange of U.S. dollars into or from local currency, the transfer of funds to or from the United States, and the opening and use of a U.S. brokerage account.
(o)If this Agreement, the Plan, any website or any other document related to the Options is translated into a language other than English, and if the translated version is different from the English version, the English language version will take precedence. By acceptance of the Options, the Participant confirms having read and understood the documents relating to the Plan and the Options, including, without limitation, this Agreement and this Schedule A, which were provided in English, and waives any requirement for the Company to provide these documents in any other language.
(p)The Participant’s right to vest in and exercise the Options will terminate effective as of the date that is the earlier of (1) the effective date of the Termination of Services (whether or not in breach of local labor laws), or (2) the date he or she is no longer actively providing services, regardless of any notice period or period of pay in lieu of such notice required under Applicable Laws (including, but not limited to statutory law, regulatory law and/or common law); the Company shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the Options.
(q)To the extent the Participant is providing services in a country identified in Section II of this Schedule A, such Participant understands and agrees that the provisions for such country apply and are incorporated into the Agreement.

II.	COUNTRY SPECIFIC PROVISIONS APPLICABLE TO PARTICIPANTS WHO PROVIDE SERVICES IN THE IDENTIFIED COUNTRIES
FRANCE
The provisions of this Country Schedule France provide additional definitions and conditions, in particular but not exclusively for the purpose of granting Options which are intended to qualify for specific French personal income tax and social security treatment in France applicable to stock-options under Articles L. 225-177 to L. 225-186-1 of the French Commercial Code (Code de Commerce), for qualifying Employees and corporate officers (mandataires sociaux) who are resident in France for French tax purposes (“French Qualifying Options”).
Notwithstanding any other provisions of the Plan, Options granted under this Country Schedule France to Participants resident in France are subject to the following additional conditions:
1.French Entity. The term “French Entity” has such meaning as is given to it under the definition of “Subsidiary” under Article L 225-180 of the French Commercial Code. A French Entity also means (a) a French permanent establishment of the Company, (b) a French permanent establishment of a non-French subsidiary of the Company, and (c) the French permanent establishment of a non-French company of which the Company is a subsidiary.
2.Eligible Individual means any person who, on the Grant Date of the Options and to the extent required under French law, is employed by a French Entity under the terms of a written or oral employment agreement and/or any person holding an executive office with a French Entity and who might be granted Options under French law. An Eligible Individual also means any person who does not own, on the applicable Grant Date, Shares representing more than 10% of the issued share capital of the Company.

3.Grant Date means the date on which the Administrator (a) makes the determination granting the Options to a Participant, (b) determines the number of Options granted to such Participant and (c) the Option Exercise Price.
4.Participant means an Eligible Individual who has been granted Options pursuant to the Plan. French Qualifying Options may only be granted to Eligible Individuals as defined above. Stock Appreciation Rights cannot be granted to Participants resident in France and cannot be substituted to Options granted to a Participant resident in France.
5.Closed Period. As of the date of this Country Schedule France, and according to Article L. 225-197-1 of the French Commercial Code:
(a)If the Shares are listed on any established securities exchange or a national market system, no French Qualifying Option may be granted less than twenty trading days after a coupon giving a right to a dividend or to a capital increase has been detached from the Shares.
(b)If the Shares are listed on any established securities exchange or a national market system, French Qualifying Options cannot be granted (i) during the ten trading days preceding and following the date on which the consolidated accounts, quarterly or annual accounts of the Company are published, and (ii) during a period (x) starting from the date on which the corporate bodies of the Company become aware of any information which, if published, could significantly affect the Company’s stock price and (y) ending at the close of the tenth trading day following the publication of such information.
If the French Commercial Code is amended after adoption of this Country Schedule France to modify the definition and/or applicability of the Closed Periods to French Qualifying Options, such amendments shall become applicable to any Options granted under this Country Schedule France, to the extent required or permitted under French law.
6.Non-transferability of Options. The Options may neither be assigned nor transferred. The Options may nevertheless be transferred to the heirs of the Participant resident in France and exercised by them within a period of six months following the death of such Participant resident in France.
7.The Fair Market Value of a Share shall be determined according to the provisions of the Plan, and for French Qualifying Options subject to the following limitations:
(a)(i) If the Shares are listed on any established securities exchange or a national market system, or (ii) if the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value will in no case be less than eighty per cent (80%) of the average of the closing sales price for a Share as quoted on said securities exchange market during the twenty trading market days prior to the day of the Administrator’s decision to grant the Options. In the case of French Qualifying Options to acquire existing Shares, the Fair Market Value will also not be lower than 80% of the average price of the Shares purchased by the Company for future grants. If the Shares are listed on more than one securities exchange or market, then the Fair Market Value will be determined based on the highest average closing sales price determined on each such securities exchange or market; or
(b)In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Administrator in connection with the price held at the time of the last operation affecting the share capital of the Company, unless otherwise decided by the Board by a well-founded decision, and in consideration of the applicable laws and regulations applicable on this date.
8.Vesting. In the event of Participant’s death prior to the Vesting Date, the Option will fully vest and the underlying Shares shall be issued to his/her heirs, at their request made within 6 months following the Participant’s date of death.
9.Option Exercise Price. The Option Exercise Price shall be determined on the Grant Date of the Options to the Participant resident in France. Any adjustment made to the Exercise Price and/or the number of French Qualifying Options awarded under this Country Schedule France shall not provide more advantages to the Participant than those which would result from any adjustments that would be made in accordance with the provisions of Articles L 225-181 of the French Commercial Code.
10.Change in Control. Notwithstanding Section 3 of the Agreement, in the event of a corporate transaction or a Change in Control as set forth in Section 2.11 of the Plan, adjustments to the terms and conditions of the French Qualifying Options or underlying Shares may be made only in accordance with the Plan and the Nonqualified Stock Option Agreement, in which case such Options might no longer qualify as French Qualifying Options under the French Commercial Code.

11.French Award Recipient’s Account. The Shares issued or delivered to the Participant resident in France pursuant to the exercise of Options shall be recorded in an account in the name of the Participant with the Company or a broker or in such other manner as the Company may otherwise determine in order to ensure compliance with applicable law.
12.Disability. Disability means Participant’s inability corresponding to the 2nd or 3rd category among the categories set forth in Article L. 341-4 of the French Social Security Code.
13.Good Reason. With respect to a Participant resident in France who is an Employee, “Good Reason” means termination for alleged economic reasons for dismissal as defined by French law (motif économique de licenciement). For corporate officers (mandataires sociaux), the definition of “Good Reason” shall be the same as that provided in the Agreement, adapted mutatis mutandis to a corporate officer, subject to the condition that the occurrence of the item or items listed therein result from a shareholder decision.
14.Retirement. Retirement means termination of the Participant’s employment contract and/or corporate officer position, by either party, at a time the Participant is entitled to benefit from full pension rights (retraite à taux plein).
15.Privacy. In addition to the rights mentioned in Section 23 of the Agreement, Participant also has a right to issue directives for the purposes of deciding what should happen to his or her Data after his or her death.
16.Confidentiality and Non-Compete Agreement - Exhibit A.
For the avoidance of doubt, the specific provisions in paragraphs (a) through (c) below to the Confidentiality and Non-Compete supersede the Confidentiality and Non-Compete and its French translation in Exhibit A.1.
Il est précisé que les dispositions spécifiques figurant aux paragraphes (a) à (c) ci-après dérogent aux dispositions de la Clause de Confidentialité et de Non-Concurrence et à celles de la traduction française de celle-ci figurant à l’Exhibit A.1.
(a)    The covenant contained in Clause 1 of the Confidentiality and Non-Compete Agreement applies during employment and for only a period of ten years following termination of employment.
L’obligation figurant à l’article 1 de la Clause de Confidentialité et de Non-Concurrence s’applique pendant toute la période d’emploi ainsi que pour une durée de dix ans suivant la rupture du contrat de travail ou de la cessation du mandat social.
(b)     The Restricted Area as defined in Clause 2(a)(iii) of the Confidentiality and Non-Compete Agreement shall instead be defined as: France, the United Kingdom of Great Britain and Northern Ireland, Norway and the State of Texas (U.S.A.).
Le périmètre de la Zone Géographique prévu à l’article 2(a)(iii) de la Clause de Confidentialité et de Non Concurrence est remplacé par le suivant : France, Royaume-Uni de Grande-Bretagne et d’Irlande du Nord, Norvège et État du Texas (États-Unis).
(c)     The Employer has the unilateral and discretionary right to waive the covenant(s) contained in Clauses 2(a)(i), (ii) and/or (iii) by notifying such decision to the Participant in writing at the latest 15 days (or such earlier date as provided by a collective bargaining agreement mandatorily applicable to the Employer) after notice of termination of employment has been delivered by the Participant to its employer, or vice versa, or by agreeing so in a mutual termination agreement, if applicable.
L’Employeur (défini comme la société TechnipFMC plc ou toute société affiliée, selon le cas) se réserve le droit unilatéral et discrétionnaire de renoncer au(x) engagement(s) contenu(s) dans les clauses 2(a)(i), (ii) et/ou (iii) en notifiant cette décision au Participant par écrit au plus tard 15 jours (ou tout délai plus court prévu par une convention collective s’imposant à l’Employeur) suivant la notification de la rupture du contrat de travail ou du mandat social par l’Employeur ou le Participant. Cette renonciation pourra également être effectuée dans le cadre d’un accord de rupture amiable, le cas échéant.
A French translation of Exhibit A is enclosed below (“Exhibit A.1”). In case of discrepancy between the English version and the French translation, the French translation shall prevail.

Une traduction française de l’Exhibit A figure ci-après (l’« Exhibit A.1 »). En cas de divergence entre la version anglaise et la traduction française, la traduction française prévaudra.
French translation of the Confidentiality and Non-Compete - Exhibit A.1.
Traduction française de la Clause de Confidentialité et de Non-Concurrence - Exhibit A.1.
CONFIDENTIALITE ET NON-CONCURRENCE
1.Confidentialité. Le Participant s’interdit (sauf dans le cadre de la bonne exécution de ses fonctions) pendant la durée de son contrat de travail ou de son mandat social avec l’Employeur ainsi qu’à tout moment après la cessation dudit contrat ou mandat :
(a)de divulguer ou de communiquer à toute personne ;
(b)d’utiliser à des fins personnelles ou à des fins étrangères à celles de l’Employeur ou, le cas échéant, celles d’un de ses clients ; ou
(c)de causer, par négligence, la divulgation non autorisée de :
tout secret d’affaires, information confidentielle ou exclusive de la Société, de l'une de ses filiales directes ou indirectes (ci-après une « Filiale ») ou de l’un de ses clients (« Information Confidentielle »). Ne sont pas considérées comme des Informations Confidentielles, les informations qui (i) sont ou deviennent généralement accessibles au public autrement qu’en raison, en tout ou en partie, de la divulgation ou d'un acte fautif du Participant ; (ii) étaient accessibles au Participant sous une forme non confidentielle avant leur divulgation par un membre de la Société ou de l’une de ses Filiales ; ou (iii) deviennent accessibles au Participant sous une forme non confidentielle à partir d’une source autre que la Société ou l’une de ses Filiales, à condition que cette source ne soit pas liée à la Société ou l’une de ses Filiales par un engagement de confidentialité. Le Participant doit, à tout moment, faire ses meilleurs efforts pour empêcher la publication ou la divulgation de toute Information Confidentielle. Le Participant s’engage en outre, s’il venait à être interrogé au sujet d'informations faisant l'objet du présent Accord, par toute personne non autorisée à recevoir de telles informations, à en informer la Société par écrit dans les 24 heures. Sauf si cela est nécessaire pour l’exécution des fonctions du Participant pour la Société ou l’une de ses Filiales, le Participant s’engage à ne pas extraire des locaux de la Société ou de l’une de ses Filiales ou soustraire à leur contrôle, toute Information Confidentielle, notamment en copiant ou en transmettant ces renseignements au moyen d'un appareil électronique personnel, d'un téléphone mobile, de disques durs externes, de lecteurs « flash » USB, de périphériques de stockage USB, de périphériques de stockage Fire Wire, de disquettes, de CD ou DVD, de comptes de messagerie personnels, de comptes de stockage en ligne ou cloud, de cartes mémoire, de disques zip ou tout autre support ou moyen similaire permettant de transmettre, stocker ou archiver des données hors des systèmes autorisés par la Société. En cas de cessation du contrat de travail ou du mandat social, le Participant s'engage à restituer toute Information Confidentielle, sous quelque forme que ce soit, à la Société dans un délai de 24 heures.
2.Restrictions. Dans le cadre de l’exécution de son contrat de travail ou de son mandat social, le Participant a pu avoir accès et continue d’avoir accès à des Informations Confidentielles ainsi qu’à d'autres connaissances exclusives relatives aux activités actuelles et envisagées de la Société et de ses Filiales. En outre, il est susceptible d’être présenté à des clients actuels ou potentiels, investisseurs, prestataires de services, fournisseurs de biens ou de services, partenaires commerciaux et à d’autres relations importantes, de la Société et de ses Filiales. A ce titre, la Société confiera au Participant son goodwill ainsi que des Informations Confidentielles. Par conséquent, sous réserve des modalités de l'article 3, le Participant s’engage à :
(a)au cours de l’exécution de son contrat de travail ou de son mandat social et pendant une durée de 12 mois suivant le départ effectif de l’entreprise (la « Période de Restriction »), ne pas, directement ou indirectement par l'entremise d'une personne physique ou morale (chacune, une « Personne »), ayant des activités de génie civil, de construction et de services connexes dans le domaine du pétrole, du gaz et des produits pétrochimiques (l’« Activité »), et notamment, sans y être limitée : Baker Hughes, Halliburton Company, John Wood Group plc, McDermott International Inc., National Oilwell Varco Inc., Saipem S.p.A., Schlumberger Ltd., Subsea 7 S.A., Weatherford International plc, ainsi que leurs sociétés affiliées et toute entité leur succédant (l’« Entreprise Concurrente ») de :
(i)solliciter, inciter, persuader toute Personne, qui, à un quelconque moment au cours de la dernière année d’emploi ou de mandat du Participant au sein de l’Employeur (la « Période Considérée »), était un fournisseur de la Société ou de l’une de ses Filiales (et avec lequel le Participant ou l’un de ses subordonnés directs, a été activement impliqué durant cette période ou à l’égard duquel le Participant détient des Informations Confidentielles) à réduire le niveau d’activité entre le fournisseur et la Société ou l’une de ses Filiales. Le Participant ne s’adressera à aucun fournisseur à une quelconque de ces fins, ni n’autorisera ou n’approuvera la prise de telles initiatives par toute autre Personne ;
(ii)solliciter des affaires qui sont de même nature ou de nature semblable à la partie de l’Activité pour laquelle le Participant exerçait une partie significative de sa mission à tout moment au cours de la Période Concernée ou pour laquelle le Participant détient des Informations Confidentielles en raison de son emploi ou mandat pendant la Période Considérée (l’une quelconque de ces activités étant définie comme l'« Activité Concurrente ») de toute Personne qui, à un moment donné pendant la Période Concernée était un client de la Société ou de l’une de ses Filiales (et avec lequel le Participant ou l’un de ses subordonnés directs, a été activement impliqué durant cette période ou à l’égard duquel le Participant détient des Informations Confidentielles). Le Participant ne s’adressera à aucun fournisseur à une quelconque de ces fins, ni n’autorisera ou n’approuvera la prise de telles initiatives par toute autre Personne. Aux fins de la présente restriction, le terme « client » comprend toutes les Personnes dont la Société ou l’une de ses Filiales a reçu des demandes de renseignements pour la fourniture de biens ou de services relatives à l’Activité, même lorsque ces demandes n'ont pas été concluantes ;
(iii)être employé, embauché ou fournir activement ses services à toute Entreprise Concurrente ou à toute entreprise ayant une activité identique ou similaire à l’Activité, située à l’intérieur de la Zone Géographique Prohibée (telle que définie ci-dessous) pendant la Période Concernée ou pour laquelle le Participant a connaissance d’Informations Confidentielles. La Zone Géographique Prohibée désigne tous les pays, territoires, comtés, paroisses, arrondissements ou équivalent dans lesquels (A) la Société ou l’une de ses Filiales employant le Participant, a des clients ou fournit des services, pour lesquels le Participant a reçu ou obtenu des Informations Confidentielles au cours de sa période d’emploi ou de mandat ; (B) le Participant s’est vu affecter un client ou une mission de service pour la Société ou l’une de ses Filiales au cours de l’année précédente, ou (C) dans laquelle la Société ou l’une de ses Filiales avait un lieu de travail, un chantier, un établissement ou un bureau où le Participant a pu exercer une activité professionnelle pour la Société ou l’une de ses Filiales au cours de l'année précédente (la « Zone Géographique Prohibée »). Les restrictions du présent article 2 s'appliquent également à l'activité du Participant exercée au profit d'une Entreprise Concurrente située dans la Zone Géographique Prohibée même si le lieu de travail du Participant est situé en dehors de la Zone Géographique Prohibée.
(b)Pendant la Période de Restriction, ne pas employer, embaucher, solliciter, inciter ou persuader toute personne qui, au cours de la Période Concernée, était un salarié, mandataire, consultant ou prestataire de la Société ou de l’une de ses Filiales et qui exerçait pendant la Période Concernée des fonctions d’encadrement dans les domaines de la vente, du marketing, de la finance, de la gestion, ou des fonctions équivalentes, afin d’être embauché ou employé par le Participant ou par toute autre Personne. Le Participant ne s’adressera à aucune personne à une quelconque de ces fins, ni n’autorisera ou n’approuvera la prise de telles initiatives par toute autre Personne.
3.Limitations et modifications. Les modifications et limitations suivantes s’appliquent aux restrictions prévues à l’article 2 ;
(a)Les restrictions prévues à l’article 2 ne s’appliquent pas lorsque le Participant a reçu une autorisation écrite et préalable de la Société pour exercer ses activités ou lorsque les activités exercées par le Participant ne sont pas concurrentes de l’Activité de la Société.
(b)Au cas où l’Employeur dispenserait le Participant de l’exécution d’un éventuel préavis de fin de contrat, le point de départ de la Période de Restriction sera fixé au dernier jour de travail effectif du Participant pour l’Employeur.
(c)La Société peut ajouter ou retirer des entreprises de la liste des Entreprises Concurrentes en cas de réorganisation, de fusion, d'acquisition, de cession ou de tout autre changement important dans la structure organisationnelle d’une Entreprise Concurrente et avisera par écrit le Participant de toute modification apportée à cette liste, le cas échéant.
(d)Chacune des restrictions énoncées à l’article 2 est distincte et indépendante. Elles sont considérées par les parties comme étant proportionnées en toutes circonstances. Il est convenu que si l’une ou plusieurs de ces restrictions, devaient être considérées comme excessives pour la protection des intérêts légitimes de l’Employeur mais seraient considérées comme non-excessives si l’une ou plusieurs de leurs stipulations étaient supprimées, la ou les restriction(s) pertinente(s) s'appliquerai(en)t avec la ou les suppression(s) ou réduction(s) nécessaire(s) pour rendre la ou les restriction(s) pertinente(s) valable(s) et effective(s). Dans le cas où l'une ou l'autre des restrictions ne pouvait

être modifiée et était considérée inapplicable, elle pourrait être réputée non écrite sans porter atteinte à la validité ou l’effectivité de toute autre disposition du présent accord.
(e)Le Participant reconnaît qu'il a volontairement accepté les engagements énoncés à l’article 2 et que les limitations et restrictions énoncées aux présentes, notamment les restrictions dans l’espace et dans le temps à l'égard de certaines activités concurrentes, sont proportionnés à tous égards et non excessives ; qu’elles constituent une condition déterminante du présent accord ; qu’elles ont pour objectif et sont nécessaires pour prévenir tout acte de concurrence déloyale, protéger les Informations Confidentielles, le goodwill et intérêts commerciaux importants et légitimes de la Société et de ses Filiales, tout en permettant au Participant d'exercer raisonnablement une activité professionnelle correspondant aux compétences et à l’expertise acquises par lui sans enfreindre les restrictions prévues à l’article 2.
4.Contrepartie. Le Participant reconnaît que l'octroi de stock-options (les « Options ») constitue une contrepartie suffisante aux restrictions prévues aux articles 1 et 2.
5.Non-interférence avec les droits du lanceurs d’alerte. Aucune disposition de la présente Clause de Confidentialité et de Non-Concurrence n'interdit au Participant de signaler d'éventuelles violations de la loi ou de la réglementation à tout organisme ou autorité gouvernementale ou administrative et/ou de faire des révélations conformément aux dispositions législatives relatives à la protection des lanceurs d’alerte.
6.Exécution forcée des engagements. La Société pourra engager toute action qu’ellel estime nécessaire et juridiquement permise afin de faire respecter les engagements pris au titre du présent accord ou de prévenir toute violation ou risque de violation des articles 1 et 2 du présent accord, notamment en vue de l’indemnisation de tout préjudice résultant d’une telle violation ou d’un tel risque de violation, et/ou l’engagement de toute action judiciaire en vue de mettre un terme à une telle violation ou un tel risque de violation de la présente Clause de Confidentialité et de Non-Concurrence. En raison de la difficulté d'évaluer le préjudice économique subies par la Société et ses Filiales résultant de la violation des articles 1 et 2 du présent accord par le Participant, et en raison du dommage immédiat et irréparable qu’une telle violation serait susceptible de causer, sans autre recours juridique adéquat, le Participant convient que dans le cas où la Société considère à sa seule discrétion que le Participant viole ou risque de violer l’une quelconque de ces dispositions, la Société est en droit d’obtenir une injonction (sans obligation de déposer une caution) de la juridiction compétente en vue de mettre un terme ou d’interdire une telle violation ou un tel risque de violation. Une telle injonction ne constitue pas le seul recours de la Société en cas de violation ou de menace de violation de ces engagements, mais s'ajoute à tous les autres droits et recours dont la Société dispose en droit et en équité, en ce compris l’obtention d’une indemnisation spécifique.
ITALY
The provisions of this Country Schedule for Italy provide additional definitions and conditions for the purpose of granting Options which are intended to be granted to Employees and corporate officers who are resident in Italy for tax, labour or securities law purposes.
17.Securities Law Information. Neither the Options nor the Shares are publicly offered or listed on any regulated market or multilateral trading facility in Italy. The offer of the Options and Shares is private and has not been cleared by the Commissione Nazionale per la Società e la Borsa (“CONSOB”) (the Italian securities exchange commission), pursuant to Italian securities legislation. Accordingly, the offer may be extended into Italy only in circumstances which are exempted from the rules on public offerings pursuant to Article 100 of Legislative Decree No. 58 of February 24, 1998, as amended and Article 34-ter of CONSOB Regulation No. 11971 of May 14, 1999, as amended.
18.Plan Document Acknowledgment. In accepting the Option, Participant acknowledges that he or she has received a copy of the Plan and the Agreement and has reviewed the Plan and the Agreement, including this Schedule A, in their entirety and fully understands and accepts all provisions of the Plan and the Agreement, including this Schedule A. Participant further acknowledges that he or she has read and specifically and expressly approves the following sections of the Agreement: Section 1: Vesting of Option, Section 7: Method of Exercise; Section 8: Adjustment; Section 9: Rights Prior to Exercise; Section 10: No Limitation on Rights of the Company; Section 15: Administration; Section 23: Data Privacy; and the Authorization to Release Transfer Necessary Personal Information and Method of Payment provisions above.
19.Exchange Control Information. Participant is required to report in his or her annual tax return any foreign investments or investments (including proceeds from the sale of Options acquired under the Plan) held outside of Italy, if the investment may give rise to income in Italy.

UNITED KINGDOM
The Agreement together with these UK specific terms form the rules of the employee share scheme applicable to the United Kingdom based Employees of the Company and any Subsidiaries. All Awards granted to Employees of the Company or any Subsidiaries who are based in the United Kingdom will be granted on similar terms. This Agreement incorporates the terms of the Plan with the exception that in the United Kingdom only Employees of the Company or any Subsidiaries are eligible to be granted Options. Other Eligible Individuals who are not Employees are not eligible to receive Options in the United Kingdom.
20.Tax Indemnity. Participant agrees to indemnify and keep indemnified the Company, any Subsidiary, any Parent and his/her Employer if different, from and against any liability for or obligation to pay any Tax Liability (a “Tax Liability” being any liability for income tax, employee’s National Insurance contributions and (at the discretion of the Company) employer’s National Insurance Contributions (or other similar obligations to pay tax and social security wherever in the world arising) that is attributable to (1) the grant or exercise of, or any benefit derived by Participant from, the Option or the Shares which are the subject of the Option, (2) the transfer or issue of Shares to Participant on satisfaction of the Option or any other benefit on exercise of the Option, (3) any restrictions applicable to the Shares held by the Participant ceasing to apply to those shares, or (4) the disposal of any Shares (each of those events referred to as a “Taxable Event”)).
21.Tax Liability. The Option cannot be exercised until Participant has made such arrangements as the Company may require for the satisfaction of any Tax Liability that may arise in connection with the exercise of the Option and/or the acquisition of the Shares by the Participant. The Company shall not be required to issue, allot or transfer Shares until Participant has satisfied this obligation.
22.Election. Participant undertakes that, upon request by the Company, he/she will (on or within 14 days of acquiring the Shares) join with his/her Employer in electing, pursuant to Section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) that, for relevant tax purposes, the market value of the Shares acquired on exercise of the Option on any occasion will be calculated as if the Shares were not restricted and Sections 425 to 430 (inclusive) of ITEPA are not to apply to such Shares.
23.Acknowledgement. Participant acknowledges that neither this UK Option Agreement nor the Plan has been issued, nor has it been approved by, an authorised person within the meaning of the Financial Services and Markets Act 2000 of the United Kingdom and is being directed at the Participant because the offer to which this UK Option Agreement and the Plan relate has been determined as having regard to the Participant’s circumstances as an Employee of the Company or one of its Subsidiaries. This UK Option Agreement is strictly confidential and is not for distribution to, and may not be acted upon by, any other person other than the person to whom it has been specifically addressed.
24.For the purposes of this Agreement and the Plan, the following defined term applies:
(a)“Retirement” means the termination of the Participant’s employment at the age when he or she becomes eligible to receive a state pension in the UK.
(b)“Restricted Area” means each country, territory, county, borough, or equivalent thereof in which (A) the Company or a Subsidiary that employs the Participant has customers or service assignments about which Participant received or obtained Confidential Information during his/her employment; (B) the Participant had a customer or service assignment for the Company or any Subsidiary in the one-year period preceding, or (C) in which the Company or any Subsidiary had a work site, job site, facility, or office at which the Participant had work activity for the Company or any Subsidiary in the one‑year period preceding.